EXHIBIT 5



  April 12, 1995

  Messrs.
  Carnival Corporation
  3655 N.W. 87th Avenue
  Miami, Florida 33178-2428
  U.S.A.

  Registration Statement on Form S-3
  Registration No. 33-58151
  -------------------------

  Dear Sirs:

  In connection with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") filed by Carnival Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder (the "Rules"), we have been requested to render our opinion as to the legality of the securities being registered thereunder. The Registration Statement covers 15,870,000 shares of the Company's Class A Common Stock par value of $0.01 per share (the "Class A Common Stock"), of which 13,800,000 shares are being sold by certain selling shareholders (the "Secondary Shares") and 2,070,000 are being sold by the Company (the "Over-allotment Shares") pursuant to the over-allotment option.

  In this connection, we have examined (i) originals, photocopies or conformed copies of the Registration Statement, including exhibits and amendments thereto, (ii) the Amended and Restated Articles of Incorporation and By-Laws of the Company, each as amended to date, and (iii) records of certain of the Company's corporate proceedings. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis of the opinions hereinafter expressed. In connection with such investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and


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  the conformity to originals of all documents submitted to us as photocopies or conformed copies. We have relied as to matters of fact upon certificates of officers of the Company.

  Based on the foregoing, we are of the opinion that:

  1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

  2. The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

  3. The Over-allotment Shares have been duly and legally authorized for issuance, and such Over-allotment Shares, when issued and delivered by the Company on the terms and conditions described in the Registration Statement and paid for in accordance with the terms and provisions of the U.S. Underwriting Agreement and the International Underwriting Agreement (as such terms are defined in the Registration Statement), will be validly issued, fully paid and nonassessable.

  Distributions to the holders of the Secondary Shares and the Over-allotment Shares will not be subject to taxation under the laws of the Republic of Panama. Also, the Company's income will not be subject to significant taxation under the laws of the Republic of Panama.

  We are members of the Bar of the Republic of Panama. We express no opinion as to matters of law other than the laws of the Republic of Panama.

  We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Validity of Securities" in the United States and International prospectuses included in the Registration Statement. In giving this consent we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

  Very truly yours,

  TAPIA, LINARES Y ALFARO

  Mario E. Correa